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                                                               EXHIBIT 3.1(i)


                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION


        HARRINGTON WEST FINANCIAL GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of HARRINGTON WEST FINANCIAL GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declared said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article 7 and Article 8 of the Articles thereof so that, as amended, said Articles shall be and read as follows:

                      Article 7. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Expect as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be as stated in the Corporation's Bylaws, as may be amended from time to time.

                         A. Term. At each annual meeting of stockholders,
                            directors shall be elected to serve until the next annual meeting of stockholders or until his or her successor is elected and qualified or until his or her death, resignation or removal. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

                         B. Vacancies. Except as otherwise fixed pursuant to the
                            provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors then in office, whether or not a quorum is present, or by a sole remaining



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                            director, and any director chosen shall hold office
                            for the remainder of the term in which the director has been elected and until such director's successor shall have been elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

                         C. Removal. Subject to the rights of any class or
                            series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office with or without cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.

                                              * * *

                      Article 8.  Meetings of Stockholders and Bylaws.

                         A. Meeting of Stockholders. No action required by the
                            General Corporation Law of the State of Delaware to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote of such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders may be called either by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the directors then in office, or (ii) the stockholders upon the request of the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting.

                         B. Bylaws of the Board of Directors or stockholders may
                            adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors.
                            Such action by the


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                            stockholders shall require the affirmative vote of
                            at least a majority of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such proposes.

        SECOND: That thereafter, pursuant to resolution of its board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with the Section 222 of the General Corporate Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, said HARRINGTON WEST FINANCIAL GROUP, INC. has caused this certificate to be signed by WILLIAM D. ROSS, its President and its Assistant Secretary this 2nd dayof April, 1996.

                                           By: /s/ William D. Ross
                                               -------------------
                                                   William D. Ross
                                                   President



                                          Attest:  /s/ Susan C. Weber
                                                 --------------------
                                                   Susan C. Weber
                                                   Assistant Secretary


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